UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported December 8, 2011

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
 (Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 8, 2011, the Human Resources and Compensation Committee recommended and the Board of Directors approved the adoption of a new annual cash incentive plan that will apply to the 2012 and subsequent years.

Under the new plan, annual awards will be a percentage of base pay set by the Committee and will be based on either (i) improvements in what we call modified economic profit, or “MEP”, or (ii) 50% on improvements in MEP and 50% on the attainment of individual performance goals.  Awards to named executive officers and officers elected by the Board will be based 100% on improvement in MEP.   MEP equals adjusted net income from operations (net income from operations, plus depreciation less capital expenditures), net of  taxes paid during the specified plan year (“Adjusted NOPAT”), minus a charge representing the weighted economic cost of capital (“C”)  to the Company multiplied by the sum of average monthly total funded indebtedness plus average monthly total equity (“TC”).  The formula we use for determining MEP is: MEP = Adjusted NOPAT – (C x TC).  The Human Resources and Compensation Committee may determine whether the calculation of MEP should include or exclude, in whole or in part, any unusual or non-recurring item or adjusted to reflect any unusual or non-recurring item, and may also determine whether individual performance goals should be adjusted to take into account factors not reasonably foreseeable at the beginning of a plan year.

For 2012, growth in MEP will be measured from calendar year 2011.  The actual amount of awards that may be paid with respect to 2012 will depend on the extent to which improvement in MEP during 2012 over the base period meets or exceeds targeted growth.  No incentive based on MEP will be paid to participants if growth is less than 50% of target.  If growth in MEP ranges between 50% and 125% of target, an equivalent percentage of targeted bonus that is based on MEP will be paid.  No amount will be paid in any Plan Year for growth in MEP in excess of 125%; however, any such excess will be carried over to the next plan year and be added to the growth in MEP for the following year to determine the amount of incentive compensation payable with respect to that year.  Participation levels of named executive officers for 2012 at the target level, as a percentage of base pay, are as follows:  Timothy W. Newkirk (CEO) (100%); Don Tracy (CFO) (70%); Randy M. Schrick (70%);  Donald Coffey, Ph.D. (70%); Scott Phillips (60%).

Subject to Committee discretion in the case of terminations without cause, an employee whose employment is terminated during a plan year will not be entitled to incentive compensation under the plan.  The plan will terminate upon a change in control and pro rated payments made, based on year-to-date performance through the most recently completed fiscal quarter.

Awards made under the plan are subject to any clawback policy that may be adopted by the Human Resources and Compensation Committee from time to time.  Under the policy adopted by the Committee and approved by the Board of Directors, awards based on achievement of financial results that are subsequently determined to be erroneous are subject to forfeiture in whole or in part in the discretion of the independent directors on the Board.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

*10.1	MGP Ingredients, Inc. Short-Term Incentive Plan (For 2012 and Subsequent Years)

*10.2	MGP Ingredients, Inc. Compensation Clawback Policy

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: December 12, 2011	By:	/s/ Timothy W. Newkirk
Timothy W. Newkirk, President and Chief Executive Officer